Exhibit 99.1

Columbia Laboratories Reports Fourth Quarter and Full-Year 2014 Financial Results

BOSTON, March 18, 2015 /PRNewswire/ — Columbia Laboratories, Inc. (Nasdaq: CBRX) (“Columbia” or the “Company”), today announced financial results for the three- and twelve-month periods ended December 31, 2014.

“The 11% growth in our 2014 full year revenues was driven in large part by a full year of service revenue, which helped offset the anticipated temporary decline in CRINONE® sales. During this transitional year we restarted our drug development activities, significantly strengthened our management team, and generated a substantial amount of cash,” stated Frank Condella, CEO.

“Our strategy going forward is to utilize cash generated by our CRINONE® franchise and service business to fund our proprietary product development programs. We look forward to initiating the Phase II study of COL-1077, a lidocaine bioadhesive gel intended as an acute use anesthetic for minimally invasive gynecological procedures, in the second quarter of 2015. In addition, we are close to finalizing our scientific advisory board, which will support our experienced team in evaluating other new product candidates in women’s health. Successful execution of this strategy will materially change our growth prospects over time,” continued Mr. Condella.

Full Year 2014 Financial Results

Revenues increased 11% year-over-year to $32.5 million in the year ended December 31, 2014, as compared to $29.2 million in the previous year. The increase is driven by the full-year contribution of the diversified revenue stream of Columbia’s service business, offsetting a temporary decline in product revenues from Merck Serono caused by a routine marketing license renewal for CRINONE® (progesterone gel) in a large market. Inventory for this market was mainly delivered in 2013 and consumed in 2014, as product importation was not allowed during the license renewal period in 2014.

Product revenues were $17.4 million in 2014, compared with $21.3 million in the prior year due to the previously mentioned CRINONE® license renewal. Normalized shipments to Merck Serono resumed in the fourth quarter and are expected to continue throughout 2015.

Service revenues were $8.8 million for the twelve months ended December 31, 2014, as compared with $3.6 million in the prior year. Columbia acquired Molecular Profiles on September 12, 2013, resulting in a shortened year-over-year comparison.

Royalty revenues totaled $6.3 million in 2014, compared with $3.8 million in the prior year. The increase is largely due to a one-time benefit from the sale of intellectual property rights and technology for Legatrin PM®, which contributed $2.2 million to royalty revenues.

Gross profit was $14.8 million in the year ended December 31, 2014, as compared with $16.0 million in the prior year. Gross profit as a percentage of total revenues was 46% for the full year 2014, compared to 55% in the prior year. Excluding the impact of the Legatrin PM sale, the gross margin was 42%. The higher gross profit and gross profit percentage for 2013 primarily reflects the higher sales to Merck Serono in 2013 as it built up inventory in a large overseas market preceding a 2014 license renewal period.

Operating expenses increased to $11.0 million in 2014, up from $10.1 million in the prior year. The increase reflects higher sales and marketing and other administrative costs associated with a full year of operations for our service business, combined with $0.7 million of research and development spending to advance COL-1077 and the Company’s drug development capabilities. While there were no research and development expenses in 2013, there were acquisition related expenses during that year that did not recur in 2014.

The Company recorded net income of $3.4 million, or $0.27 per diluted share, in the twelve months ended December 31, 2014. The result compares with net income of $6.7 million, or $0.52 per diluted share, for the twelve months ended December 31, 2013. The 2014 financial results include a non-cash tax charge of $0.9 million for the establishment of a valuation allowance against the Company’s foreign net deferred tax assets. Non-GAAP Adjusted EBITDA was $7.0 million for the 2014 period compared to $9.5 million for the 2013 period, which included a non-recurring adjustment of $1.6 million related to the acquisition of the services business in September 2013.

Fourth Quarter Financial Results

Fourth quarter revenues were $7.3 million, as compared with $7.8 million in the year-ago period. The decrease resulted largely from the deferral of expected services projects from the 2014 fourth quarter into 2015. This decline was offset in part by a $1.0 million increase in product revenues as compared to 2013. The reduction in anticipated revenue lowered gross margin for the quarter as compared to the prior year quarter. The service cost structure is largely fixed and gross margin performance is expected to fluctuate periodically based upon capacity utilization and project revenue timing.

Total operating expenses were $0.1 million lower in the fourth quarter of 2014 as compared to the prior year quarter, with reductions in G&A expense and acquisition-related expenses more than offsetting the R&D spending in the fourth quarter of 2014. Operating income was $0.3 million compared to operating income of $0.8 million in the fourth quarter of 2013.

In the fourth quarter of 2014, the Company recorded non-cash charges of $1.1 million, the majority of which was $0.9 million for the establishment of a valuation allowance against its foreign net deferred tax assets.

As a result, the Company recorded a net loss of $0.5 million, or ($0.05) per diluted share, in the fourth quarter of 2014 compared to net income of $1.1 million, or $0.06 per diluted share, in the same period of 2013.

Liquidity

Cash and cash equivalents were $16.8 million at December 31, 2014 compared with $20.7 million at the end of 2013. The Company used $8.5 million in cash during the year to buy back all outstanding shares held by Actavis. Cash flow from operations generated during the three- and twelve-month periods ended December 31, 2014 was $1.0 million and $6.9 million, respectively.

Recent Business Highlights

•	Received FDA feedback on the clinical plan for COL-1077, a lidocaine bioadhesive gel intended as an acute use anesthetic for minimally invasive gynecological procedures. The Company expects to submit an investigational new drug application in March and commence a Phase II clinical trial in the second quarter of 2015.
•	Dr. Bridget Martell was appointed to the newly-created position of Chief Medical Officer, effective January 6, 2015. Dr. Martell was the founder and managing director of BAM Consultants, which provides clinical development and medical affairs consulting services to a broad array of specialty pharmaceutical companies. Prior to that, she oversaw the product development activities of Purdue Pharma and several business units within Pfizer Worldwide’s biopharmaceutical business. The Company believes her appointment is an important step in advancing COL-1077 and evaluating new product opportunities for advancement into development.
•	Molecular Profiles announced a collaboration with Maryland-based Xceleron that assists drug developers with improved efficiency during clinical development. The partnership extends Molecular Profiles’ ROADMAP to Clinical Trials enabling technologies platform, which supports customers with the rapid development of both standard and complex drug products.

Financial Outlook

Columbia is actively moving forward as a women’s health specialty pharmaceutical company focused on 505(b)2 products. The Company’s next product will enter the clinic during the second quarter, and the Company is active in identifying and advancing additional, promising drug candidates.

“We see a robust product portfolio as the primary driver in creating long-term value for shareholders. We will use our operating cash flows to fund product development, and leverage Molecular Profiles’ expertise in formulation, pharmaceutical development, and clinical trials manufacturing to expedite our drug development agenda,” said Mr. Condella.

“In-market sales of CRINONE® continue to be strong and the resumption of normalized shipments should result in higher product sales. We also expect growth in our services revenues in 2015 as well,” concluded Mr. Condella.

The Company expects low double-digit total net revenue growth for the full year 2015.

Other Events

In its Form 10-K filed today with the U.S. Securities and Exchange Commission, the Company reported the revision of the consolidated interim financial statements, as well as quarterly financial data, for the first three quarters of 2014. Full year 2014 results are unaffected by the revisions. These revisions had the cumulative effect of reducing the Company’s previously reported total revenues during the first three quarters of 2014 by $0.4 million, from $25.6 million to $25.2 million. After thorough analysis, the Company determined that the previously issued financial statements could continue to be relied upon and are representative of the performance during that time period.

Conference Call

As previously announced, Columbia’s management will hold a conference call to discuss financial results for the fourth quarter and full year ended December 31, 2014, as follows:

Date:	Wednesday, March 18, 2015
Time:	8:30 am EDT
Dial-in numbers:	Toll free:	(866) 374-4635 (U.S.)
(855)669-9657(Canada)
	International:	(412)902-4218
Webcast (live & archive):	www.columbialabs.com, under ‘Investor’ or click here

The teleconference replay will be available approximately one hour after completion through Friday, March 27, 2015, at (877) 344-7529 (U.S.) or (412) 317-0088 (International). The conference ID for the replay is 10059982. The archived webcast will be available for one year via the aforementioned URLs.

About Columbia Laboratories

Columbia Laboratories, Inc. has a successful heritage in developing women’s health focused pharmaceutical products, including CRINONE® 8% (progesterone gel), which is marketed by Actavis, Inc. in the United States and by Merck Serono S.A. in over 60 additional countries worldwide. Columbia is leveraging its pharmaceutical development, clinical trial manufacturing, and advanced analytical and consulting services to advance an internal pipeline while generating revenue from pharmaceutical industry customers. For more information, please visit www.columbialabs.com.

CRINONE® is a registered trademark of Actavis, Inc. in the U.S.

Legatrin PM® is a registered trademark of Lil’ Drug Store Products, Inc. in the U.S.

Forward Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are usually indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” or similar expressions, and which are generally not historical in nature. These include all statements relating to expected financial performance and future business or product developments. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law. For a discussion of certain risks and uncertainties associated with Columbia’s forward-looking statements, please review Columbia’s reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2014.

Investor Relations Contact:

MBS Value Partners

Katja Buhrer

+212 661 7004

katja.buhrer@mbsvalue.com

COLUMBIA LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues
Product revenues	$4,507	$3,488	$17,381	$21,336
Service revenues	1,806	2,997	8,770	3,640
Royalties	946	1,022	6,313	3,831
Other revenues	—	300	—	419

Total net revenues	7,259	7,807	32,464	29,226
Cost of product revenues	2,708	2,482	10,470	10,903
Cost of service revenues	1,740	1,858	7,219	2,347

Total cost of revenues	4,448	4,340	17,689	13,250

Gross profit	2,811	3,467	14,775	15,976

Operating expenses
Sales and marketing	373	360	1,708	439
Acquisition related expenses	—	183	—	1,623
Research and development	351	—	663	—
General and administrative	1,827	2,157	8,589	8,039

Total operating expenses	2,551	2,700	10,960	10,101

Income from operations	260	767	3,815	5,875

Interest (expense) income, net	(26)	(24)	(118)	71
Change in fair value of stock warrants	—	316	380	794
Other income (expense), net	192	43	301	(14)

Income before income taxes	426	1,102	4,378	6,726
Income tax provision	920	14	988	22

Net (loss) income	$(494)	$1,088	$3,390	$6,704

Diluted net (loss) income per share	$(0.05)	$0.06	$0.27	$0.52

Diluted weighted average shares outstanding	10,751	12,062	11,007	11,273

Basic net (loss) income per share	$(0.05)	$0.09	$0.31	$0.59

Basic weighted average shares outstanding	10,751	12,046	10,992	11,259

COLUMBIA LABORATORIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$16,762	$20,715
Accounts receivable, net	5,289	8,097
Inventories	3,201	2,584
Prepaid expenses and other current assets	1,134	831

Total current assets	26,386	32,227

Property and equipment, net	13,041	13,226
Intangibles, net	2,182	2,828
Goodwill	10,503	11,152
Deferred tax assets	—	570
Other noncurrent assets	96	89

Total Assets	$52,208	$60,092

Liabilities and stockholders’ equity:
Accounts payable	$2,873	$2,805
Accrued expenses	1,918	2,488
Deferred revenue	914	754
Note payable	243	250

Total current liabilities	5,948	6,297

Deferred revenue, net of current portion	1,553	2,243
Note payable, net of current portion	3,289	3,745
Common stock warrant liability	—	379

Total Liabilities	10,790	12,664

Commitments and Contingencies
Series C preferred stock	550	550

Total stockholders’ equity	40,868	46,878

Total liabilities and stockholders’ equity	$52,208	$60,092

COLUMBIA LABORATORIES, INC.

Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net (loss) income	$(494)	$1,088	$3,390	$6,704

Non-GAAP adjustments to net (loss) income:
Depreciation and amortization	528	543	1,992	919
Stock-based compensation expense	150	137	607	475
Change in fair value of common stock warrant liability	—	(316)	(380)	(794)
Income tax provision	920	14	988	22
Severance and relocation	—	24	274	652
Interest expense (income), net	26	24	118	(71)
Acquisition-related expenses	—	183	—	1,623

Total Non-GAAP adjustments to net (loss) income	1,624	609	3,599	2,826

Adjusted EBITDA	$1,130	$1,697	$6,989	$9,530

Non-GAAP Financial Presentation

To supplement our consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Columbia uses non-GAAP measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. The non-GAAP financial measure included in this press release presents adjusted EBITDA, which is a financial measure calculated by excluding from net income: acquisition-related costs; severance and relocation costs; the change in the fair value of common stock warrant liability; depreciation and amortization; stock-based compensation expense; interest expense (income) net; and income taxes. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Columbia’s management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Columbia believes that both management and investors may benefit from referring to this non-GAAP financial measure in assessing Columbia’s performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to Columbia’s historical performance and our competitors’ operating results. Columbia believes that this non-GAAP measure may be useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

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